DIABETEX INTERNATIONAL, CORP
                                      COMPUTATION OF EARNINGS PER SHARE
                                      PRIMARY AND FULLY DILUTED
                                      Three Months Ended
                                      March 31, 2000

Net Income                                     (   490,688)

Shares used in computation:

Wieghted average number of
common shares outstanding                        13,201,599

Common stock equivalents from
assumed issuances using the
treasury stock method

Stock options and warrants                              N/A

Primary and fully diluted shares                 13,201,599

Primary and fully diluted earnings
per share                                        (      .04)